Exhibit 99.1

GMR Solutions Inc. Secures Commitments for Term Loan Repricing; Plans $200 Million Debt Paydown

September 11, 2026 LEWISVILLE, Texas-- GMR Solutions Inc. (“GMR”) (NYSE: GMRS), the nation’s largest provider of emergency medical services, announced that Global Medical Response, Inc., the borrower under its first lien term loan, has obtained binding commitments to complete a repricing of its existing $2.9 billion Term Loan B facility due October 2032. In connection with the transaction, GMR expects to use approximately $200 million of cash on hand to repay outstanding term loan borrowings, reducing the outstanding principal amount of the facility to approximately $2.7 billion upon closing.

The repricing will reduce the applicable interest rate from SOFR +325 basis points to SOFR +275 basis points, reducing the applicable interest rate by 50 basis points.

“This transaction reflects the commitments we made to utilize cash generated by the business to reduce total leverage,” said Brian Tierney, chief financial officer of GMR. “The combination of the repricing and $200 million debt repayment is expected to generate approximately $28 million of annual interest savings, supporting our commitment to reducing leverage while strengthening financial flexibility.”

The transaction is expected to close on or about Sept. 17, 2026, subject to customary closing conditions.

About Global Medical Response

GMR is the nation’s largest provider of emergency medical services (EMS), delivering EMS and other essential out-of-hospital care in rural and urban communities that represent approximately 60% of the U.S. population. As the only national, fully integrated, air and ground EMS provider, GMR operates in approximately 1,400 counties across the country. A recognized innovator, GMR develops new solutions to meet evolving industry needs and expand access to high-quality care. With roughly 34,000 team members, GMR supports nearly 5.5 million patient encounters annually and performs a critical care intervention every 88 seconds. Its family of solutions includes ambulance EMS provider American Medical Response, as well as multiple air EMS organizations including Air Evac Lifeteam, REACH Air Medical Services, Guardian Flight, Med-Trans Corporation, and AirMed International.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing, consummation and benefits of the repricing transaction, the anticipated repayment of approximately $200 million of outstanding term loan borrowings, the expected reduction in the applicable interest rate margin, the anticipated outstanding principal amount of the term loan facility following the transaction, and the expected annual interest savings resulting from the transaction. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of risks and uncertainties, including the failure to satisfy customary closing conditions or complete the transaction on the anticipated terms or timetable. GMR undertakes no obligation to update any forward-looking statements except as required by law.

GMR Contacts:
Media Contact:
Kirsten Gurmendi
Associate Vice President, Public Relations, GMR Solutions Inc.
media@gmr.net
877.418.2980

Investor Contact:
Krister Sorensen
Vice President, Investor Relations, GMR Solutions Inc.
Investor.relations@gmr.net